Exhibit 99.1

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST ANNOUNCES AN UPDATE TO TAX REPORTING INFORMATION FOR 2010 PREFERRED
SHARE DISTRIBUTIONS
DALLAS — (February 14, 2011) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced an update to the tax reporting (Federal Form 1099-DIV) information for the 2010 distributions on its Series A and D preferred shares.
As noted in the January 26, 2011 news release, the distributions that the company paid on January 14, 2011 to shareholders of record as of December 31, 2010, will be reportable in 2011. Accordingly, the updated income tax treatment is reported below. This update revises the amount of the return of capital for 2010, but makes no change to the taxability of the distributions as originally reported.
The income tax treatment for the 2010 distributions for Ashford Hospitality Trust, Inc. Series A Preferred Stock CUSIP #044103208 traded on the NYSE under ticker symbol “AHTPrA” is as follows:
Distribution Type

	Distributions	Ordinary Taxable	Total Capital Gain
	Per Share	Dividend	Distribution	Return of Capital
Total Per Share	$1.6031	$0	$0	$1.6031
Percent	100.00%	0%	0%	100%
The income tax treatment for the 2010 distributions for Ashford Hospitality Trust, Inc. Series D Preferred Stock CUSIP #044103406 traded on the NYSE under ticker symbol “AHTPrD” is as follows:
Distribution Type

	Distributions	Ordinary Taxable	Total Capital Gain
	Per Share	Dividend	Distribution	Return of Capital
Total Per Share	$1.5844	$0	$0	$1.5844
Percent	100.00%	0%	0%	100%
The Company encourages shareholders to consult with their own tax advisors with respect to the federal, state and local income tax effects of these dividends.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leasebacks transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
-END-